Exhibit 99.1

            Epicus Communications Group, Inc. Emerges From Chapter 11


     WEST PALM BEACH, Fla.--(BUSINESS WIRE)--Dec. 8, 2005-- Epicus Communications Group, Inc. (OTCBB:EPUCQ) ("ECG") formerly traded as EPUC on the OTCBB announced Wednesday, December 7, 2005 it has emerged from its Chapter 11 bankruptcy proceedings as a newly reorganized company. The company will no longer function as a holding company, but as part of its plan of reorganization, has acquired the assets of its former operating subsidiary, Epicus, Inc., and will now operate as a CLEC ("Competitive Local Exchange Carrier"), providing telecommunications services to both business and residential customers. The new trading symbol for the company will be announced immediately upon receipt.
     Both Epicus Communications Group, Inc. and Epicus, Inc. had filed for Chapter 11 bankruptcy protection in October of 2004.
     In order to successfully reorganize, ECG received additional capital investment help from its largest creditor, who restructured its existing debentures, and issued an additional 3.5 million dollars in new debentures to enable ECG to structure a plan of reorganization that was accepted by its creditors and approved by the bankruptcy court.
     The Plan of Reorganization calls for the company to reverse split its stock 1-for-1000. The existing "old equity" shareholders will maintain 40% of the issued and outstanding common shares of the newly reorganized company. The company also announced Mark Schaftlein, a member of Ocean Avenue Advisors, LLC, who is a current advisor to Epicus in its reorganization, will become its Chief Executive Officer.
     ECG President Gerard Haryman, commenting on the company's emergence out of bankruptcy, said, "We are among the very few telecom companies to exit successfully from bankruptcy with its shareholders maintaining a substantial interest in the company."


    CONTACT: Epicus Communications Group, Inc., West Palm Beach
             Thomas Donaldson, 561-688-0440
             tdonaldson@epicus.com